EXHIBIT 99.1
FOR IMMEDIATE RELEASE

National Western Life Announces 2009 Third Quarter Results

Austin, Texas, November 6, 2009 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today third quarter 2009 consolidated net losses of $1.1 million, or $0.32 per diluted Class A share, compared with consolidated net losses of $9.8 million, or $2.78 per diluted Class A share, reported for the third quarter of 2008. Consolidated net earnings for the first nine months of 2009 were $32.8 million, or $9.28 per diluted share, compared with $22.8 million, or $6.42 per diluted share, reported a year ago. The Company's book value per share at September 30, 2009 increased to $302.96.

Consolidated net losses for the three months ended September 30, 2009 included pretax charges of approximately $28 million for increases to Company reserves for future obligations. Mr. Moody indicated, “The growth in our business, particularly our block of payout annuity policies, necessitated technology enhancements in our reserving process which revealed the need for additional reserves to be set aside. Our third quarter results reflect an adjustment to establish reserves at an appropriate level for this block of business.” Mr. Moody further noted that the reserve additions in the third quarter also included amounts pertaining to various legal matters of the Company.

Consolidated net earnings for the nine months ended September 30, 2009 included net realized investment losses of $3.3 million, or $0.94 per diluted Class A share, compared with net realized losses of $14.3 million, or $4.01 per diluted Class A share, reported for the same period in 2008. Mr. Moody observed, “For the second straight quarter we were able to avoid additional net realized investment losses despite challenging credit market conditions. A year ago at this time, the industry was grappling with substantial investment impairments and write downs. We have managed to come through this period relatively unscathed.”

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 10,700 contracted independent agents, brokers and consultants, and at September 30, 2009, maintained total assets of $7.3 billion, stockholders' equity of nearly $1.1 billion, and life insurance in force of $18.5 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Revenues, excluding investment and index
option gains (losses)	$132,925	124,091	396,389	374,733
Realized and unrealized gains (losses) on
index options	29,827	(14,511)	23,766	(52,824)
Realized gains (losses) on investments	57	(21,620)	(5,122)	(21,931)
Total revenues	$162,809	87,960	415,033	299,978

Earnings:
Earnings (loss) from operations	$(1,151)	4,253	36,085	37,043
Net realized gains (losses) on investments	37	(14,053)	(3,329)	(14,255)
Net earnings (loss)	$(1,114)	(9,800)	32,756	22,788

Net earnings (loss) attributable to Class A Shares	$(1,083)	(9,522)	31,827	22,142

Basic Earnings Per Class A Share:
Earnings (loss) from operations	$(0.33)	1.21	10.23	10.51
Net realized gains (losses) on investments	0.01	(3.99)	(0.94)	(4.04)
Net earnings (loss)	$(0.32)	(2.78)	9.29	6.47

Basic Weighted Average Shares	3,426	3,426	3,426	3,425

Diluted Earnings Per Class A Share:
Earnings (loss) from operations	$(0.33)	1.21	10.22	10.43
Net realized gains (losses) on investments	0.01	(3.99)	(0.94)	(4.01)
Net earnings (loss)	$(0.32)	(2.78)	9.28	6.42

Diluted Weighted Average Shares	3,426	3,426	3,430	3,451

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com